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                                                                     EXHIBIT 8.4


                               September 28, 1999



Health Care Property Investors, Inc.
4676 MacArthur Court
Newport Beach, CA 92660



Dear Sirs:

         We acted as counsel to American Health Properties, Inc., a Delaware corporation (the "Company"), in connection with its issuance of Psychiatric Group Preferred Stock (the "Psychiatric Group Stock") to holders of record on July 14, 1995 of its Common Stock, as more fully described in the Information Statement dated June 29, 1995. In that transaction, each holder of Common Stock of the Company received as a dividend one share of Psychiatric Group Stock for every ten shares of Common Stock the holder owned. The Psychiatric Group Stock was redeemed by the Company in May of 1999.

         You have asked whether, in our opinion, the issuance of the Psychiatric Group Stock and the payment of dividends thereon during the period it was outstanding affected the qualification of the Company as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Internal Revenue Code (the "Code"). In rendering this opinion, we have




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Health Care Property Investors                                             -2-


reviewed such documents and other factual matters and such matters of law as we have considered necessary or appropriate and are relying upon a representation from the Company that, while the Psychiatric Group Stock was outstanding, the Company intended to pay, and did actually pay, dividends on the Psychiatric Group Stock and Common Stock in accordance with the "Dividend Policy" as specified in the Information Statement relating to the Psychiatric Group Preferred Stock dated June 29, 1995.

         In our opinion, the Psychiatric Group Stock was equity for federal income tax purposes, because the holders of the Psychiatric Group Stock had no creditor or other non-equity type rights against the Company and possessed all three rights that are the cornerstone of an equity interest: (i) the right to vote in the election of directors and other matters put to the shareholders of the Company, (ii) the right to participate in the earnings of the Company through the payment of dividends and (iii) the right to share in the net assets of the Company upon its liquidation.

         Although there is no authority bearing directly on the treatment of "targeted stock" such as the Psychiatric Group Stock, in our opinion the Psychiatric Group Stock was a class of equity of the Company for federal income tax purposes because (i) as a matter of Delaware law, the Psychiatric Group Stock was stock of the Company, (ii) the holders of such stock had rights only against the Company and had no direct rights with respect to the Psychiatric Group assets or subsidiaries, (iii) the holders of such stock had no voting rights with respect to the Psychiatric Group subsidiaries and




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Health Care Property Investors                                              -3-


voted only on matters put to the shareholders of the Company, (iv) the economic expectations of such holders represented only the intentions of the Board of Directors of the Company, and not legally enforceable rights of the holders, (v) the Psychiatric Group assets were available to satisfy creditors of the Company and (vi) the Psychiatric Group assets were not isolated in a separate subsidiary but were held in significant part directly by the Company.

         Under Section 562(c) of the Code and Treasury Regulations Section 1.562-2(a), distributions by the Company with respect to its Psychiatric Group Stock or Common Stock were not "preferential dividends" as long as the distributions (i) were without preference among shares in any given class and
(ii) were without preference among shares of different classes except to the extent a class is entitled to a preference.

         In our opinion, the Psychiatric Group Stock and Common Stock were separate classes of stock of the Company for purposes of Section 562(c) because
(i) the Psychiatric Group Stock and the Common Stock were separate classes of stock for corporate law purposes, (ii) the economic expectations of the holders of each class were different and (iii) the voting and liquidation rights of the holders of each class were different.

         Although there is no authority bearing directly on the application of preferential dividends under Section 562(c) of the Code to "targeted stock" such as the Psychiatric Group Stock, in our opinion dividends paid on the Psychiatric Group Stock and Common Stock were not "preferential" under Section


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Health Care Property Investors                                              -4-



562(c) of the Code because (i) the dividends paid by the Company did not deprive either class of a dividend to which that class was entitled and neither class received a dividend to which it was not entitled and (ii) concluding that the dividends paid on the Psychiatric Group Stock and Common Stock of the Company were not preferential is consistent with the purpose of Section 562(c) and not inconsistent with any policy underlying the REIT distribution, income, asset or shareholder tests.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Health Care Property Investors ("HCPI") with the Securities and Exchange Commission on September 28, 1999, in which the joint proxy statement/prospectus of the Company and HCPI is included, and to the reference to our firm name therein under the captions "Material United States Federal Income Tax Consequences - Tax Consequences of the Merger", "Material United States Federal Income Tax Consequences - Tax liabilities and attributes inherited from AHP" and "Legal Matters". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                      Very truly yours,

                                                      SULLIVAN & CROMWELL